UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  October 15, 2009

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number
1-8841	FPL GROUP, INC. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 15, 2009, Pipeline Funding Company, LLC (PFC), a wholly-owned subsidiary of FPL Group Capital Inc (FPL Group Capital), issued $500 million principal amount of 7.500% senior secured bonds.  FPL Group Capital is a wholly-owned subsidiary of FPL Group, Inc.  Interest on the bonds will be payable semi-annually and the principal will be partially amortizing with a balloon payment due at maturity in January 2030.  The net proceeds of the bonds will be used primarily to return a portion of FPL Group Capital's investment in PFC.  To secure the bonds, PFC has pledged its revenues and rights under a third party loan agreement and certain related agreements.  The bonds contain default provisions relating to any failure by PFC to make the required bond payments, certain bankruptcy events and certain defaults under the third party loan agreement.  In addition, upon the occurrence of a change in control of the third party, the PFC bond holders may require that PFC repurchase the bonds at a specified premium.  Similarly, the third party loan agreement enables PFC to require prepayment of the third party loan upon the occurrence of a change in control of the third party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
(Registrant)

Date:  October 15, 2009

K. MICHAEL DAVIS
K. Michael Davis Controller and Chief Accounting Officer of FPL Group, Inc. (Principal Accounting Officer of the Registrant)